Exhibit 99.1

Virco Reports Financial Results for 1st Quarter of Fiscal 2015

•	Operating results improved by $704,000
•Revenue decreased 1.4%
•Extended winter may delay Fiscal 2015 delivery cycle

Torrance, California-June 12, 2015-Virco Mfg. Corporation today announced results for the 1st Quarter of Fiscal 2015.
Revenue for the first quarter ended April 30, 2015 decreased by 1.4% to $23.1 million compared to $23.4 million in the same period last year. Although revenue declined slightly, first quarter gross margin improved to $8.2 million (35.6% of sales) compared to $8.0 million (34.3% of sales) in the prior year. SG&A expenses declined by $532,000 or 1.6% of sales compared to the same period last year. Prior year SG&A expenses included non-recurring legal expenses and the cost of a sales program that terminated in 2014. Operating loss for the traditionally slow first quarter improved to ($2.8 million) in 2015 compared to ($3.5 million) in the same period last year. Although revenues decreased slightly, an increase in order rates contributed to an order backlog at April 30, 2015 that was greater than the prior year. The combination of first quarter sales plus order backlog at April 30, 2015 of $$46.9 million was slightly higher than prior year amount of $46.8 million.
President and COO Doug Virtue noted: “In our fourth quarter earnings release we warned that the extended and severe winter weather may delay the Fiscal 2015 delivery cycle. The impact of the weather was particularly pronounced on the first quarter. Order rates for February 2015 were 38% lower than last year, but by the end of the quarter had recovered to reflect an increase of 4.9%. We believe that the severe weather occurring in the first quarter combined with recent flooding in parts of the United States will delay the summer delivery cycle for construction completions, orders, and deliveries for school furniture.”
Commenting on the first quarter results Virco Chairman and CEO Robert Virtue said: “Through the entire course of the recession we stayed focused on the capabilities we would need to capitalize on an eventual recovery. Although bond funded new school construction continues to lag, operating budgets for most school districts in the United States have improved compared to the depths of the recession. The challenges of global sourcing were highlighted in the first quarter as importers of furniture were adversely impacted by the west coast port interruptions, highlighting the benefits of our domestic manufacturing operations.”
Mr. Robert Virtue concluded: “As with so many other aspects of the recovery in school funding, clear signals are hard to come by. Incoming order rates, while up nearly 5% for the quarter, remain volatile from month to month. Our business, while traditionally extremely seasonal, has become more so in recent years and we expect that trend to continue in 2015. Because of this, we temper our optimism for the year and are cautious about reading too much into the Q1 operating improvements since the bulk of this year’s revenue is yet to be booked and delivered.”

		Three Months Ended
		4/30/2015	4/30/2014
		(In thousands, except per share data)

Net sales		$ 23,048	$ 23,383
Cost of sales		14,854	15,353
Gross profit		8,194	8,030
Selling, general administrative & other expense		11,035	11,575
Operating loss		(2,841)	(3,545)
Interest expense, net		298	329
Loss before income taxes		(3,139)	(3,874)
Income tax expense (benefit)		39	(19)
Net loss		$ (3,178)	$ (3,855)

Net loss per share - basic		$ (0.21)	$ (0.26)
Net loss per share - diluted (a)		$ (0.21)	$ (0.26)

Weighted average shares outstanding - basic		14,824	14,718
Weighted average shares outstanding - diluted (a)		14,824	14,718

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2015	1/31/2015	4/30/2014
	(In thousands)
Current assets	$ 54,678	$ 38,971	$ 54,490
Non-current assets	42,875	42,840	43,365
Current liabilities	39,469	21,405	40,439
Non-current liabilities	38,072	37,833	33,211
Stockholders' equity	20,012	22,573	24,205

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert. A. Virtue, Chief Executive Officer
Doug Virtue, President & COO
Robert Dose, CFO

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2015, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing